Filed Pursuant to Rule 433 of the Securities Act of 1933
Free Writing Prospectus dated October 21, 2026
Relating to the Prospectus Supplement dated September 11, 2026
Registration No. 333-295142

On October 21, 2026, Fei (John) Han, Chief Financial Officer of DeFi Development Corp. (the “Company”), posted the following communications on his personal account on X (@SumBasis) relating to the Company’s offering of shares of its Variable Rate Series C Perpetual Preferred Stock (“CHAD Stock”). Images of the posts, together with the text of each post, are attached hereto as Exhibit A.

The Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement (including a base prospectus) and a prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus supplement, the accompanying base prospectus and the other documents incorporated by reference therein or that the Company has filed with the SEC for more complete information about the Company and this offering.

You may obtain these documents for free by visiting EDGAR on the SEC’s website or by visiting www.dfdv.com.

Exhibit A

Post 1:

John Han @SumBasis

Some thoughts on why this one matters to me.

A QUARTERLY PREFERRED PAYS FOUR TIMES A YEAR.
CHAD PAYS EVERY BUSINESS DAY.
PAYDAY CALENDAR FOR 2027, WEEKDAYS ONLY; NASDAQ HOLIDAYS GREYED. CHAD IS DEFI DEVELOPMENT CORP'S SERIES C PREFERRED, LISTED ON NASDAQ AND NOW ON ROBINHOOD
A typical quarterly preferred
4 paydays
CHAD
251 paydays
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
SOURCE: DEFI DEVELOPMENT CORP 8-K, 15 OCT 2026 (DIVIDENDS PAYABLE EACH BUSINESS DAY WHEN, AS AND IF DECLARED); ROBINHOOD, CHAD STOCK PAGE; NASDAQ 2027 HOLIDAY CALENDAR · AS OF 21 OCT 2026
SumBasis

Text of Post 1:

Big day for us! CHAD is live on Robinhood! The preferred stock that pays a dividend every business day is now in the app millions of people open every morning.

Some thoughts on why this one matters to me.

When we built CHAD, the whole idea was income that shows up on the same rhythm as the rest of your life. Not once a quarter, like preferred stock has paid since the days of mailed checks. Every business day, at a 14% annual dividend rate from 2 November, as we filed last week. In 2027 that is 251 paydays instead of four.

Robinhood is where a lot of people made their first investment, and it is now where they can hold CHAD. Open the app on Tuesday, there is a dividend. Open it Wednesday, there is another.

Daily is how money moves now. Stablecoins settle around the clock and the Fed is working on weekend hours for the dollar. CHAD pays on that rhythm, and today a lot more people can see it.

TL;DR: CHAD, our Nasdaq-listed preferred that pays every business day, is live on Robinhood today.

Image included in Post 1 (enlarged):

A QUARTERLY PREFERRED PAYS FOUR TIMES A YEAR. CHAD PAYS EVERY BUSINESS DAY.

PAYDAY CALENDAR FOR 2027, WEEKDAYS ONLY; NASDAQ HOLIDAYS GREYED. CHAD IS DEFI DEVELOPMENT CORP'S SERIES C PREFERRED, LISTED ON NASDAQ AND NOW ON ROBINHOOD

A typical quarterly preferred
4 paydays
CHAD
251 paydays
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

SOURCE: DEFI DEVELOPMENT CORP 8-K, 15 OCT 2026 (DIVIDENDS PAYABLE EACH BUSINESS DAY WHEN, AS AND IF DECLARED); ROBINHOOD, CHAD STOCK PAGE; NASDAQ 2027 HOLIDAY CALENDAR · AS OF 21 OCT 2026

SumBasis

Post 2:

Text of Post 2:

For anyone asking where, here is the Robinhood page for $CHAD. Nasdaq listed, pays each business day when declared.

https://robinhood.com/us/en/stocks/CHAD/